ACCOUNTING SERVICES AGREEMENT

BETWEEN

RYDEX DYNAMIC FUNDS

AND

PADCO SERVICE COMPANY, INC.

        This Agreement, dated May 1, 2000, made by and between Rydex Dynamic Funds (the “Trust”), a business trust established under the laws of the State of Delaware on August 6, 1999, and organized as an open-end management investment company, and PADCO SERVICE COMPANY, INC. (the “Agent”), a company incorporated under the laws of the State of Maryland.

W I T N E S S E T H:

        WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “Commission”) as an open-end management investment company pursuant to the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”);

        WHEREAS, the Agent is registered with the Commission as a transfer agent under the Securities Exchange Act of 1934, as amended;

        WHEREAS, the Agreement and Declaration of Trust of the Trust (the “Trust Declaration”) authorizes the Trustees of the Trust to create an unlimited number of series of shares of the Trust;

        WHEREAS, the board of trustees of the Trust (the "Trustees") have created the following Funds of the Trust: Money Market Fund, Titan 500 Fund, Tempest 500 Fund, Venture 100 Fund, and Velocity 100 Fund (collectively, the "Funds");

        WHEREAS, the Trust desires to appoint the Agent as the Trust’s Accounting Services Agent and the Accounting Services Agent for each of the Funds and desires to have the Agent, as said Accounting Services Agent, to perform certain accounting and record keeping functions required of a duly-registered investment company; to file certain financial reports; to maintain and preserve certain books, accounts, and records as the basis for such reports; and to perform certain daily functions in connection with such accounts and records; and

        WHEREAS, the Agent is willing to perform such functions upon the terms and conditions herein set forth.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree and promise as follows:

1. Accounts And Records Of The Trust

        a. The Trust shall provide to the Agent the necessary and appropriate documents, information, instructions, accounts, and records maintained or to be maintained by or for the Trust. The Agent shall be entitled to rely exclusively on the completeness and correctness of the accounts and records provided to the Agent by the Trust; provided, that such reliance is made in good faith, and the Trust shall indemnify and hold the Agent harmless of and from any and all expenses

(including, without limitation, attorneys’ and accountants’ fees), damages, claims, suits, liabilities, actions, demands, and losses whatsoever arising out of or in connection with any error, omission, inaccuracy, or other deficiency of such accounts and records or in connection with the failure of the Trust to provide any portion of such accounts and records or to provide any information to the Agent necessary or appropriate to perform the Agent’s functions hereunder.

        b. Accounts, records, and other information shall belong to the Trust and shall be considered confidential. Accounts, records, and other information will not be disclosed to other than Federal and state regulators without permission from the Trust.

2. Maintenance Of Accounts and Records Of The Trust

        a. The Agent shall examine and review the Trust’s existing accounts, records, pertinent documents, and systems in order to determine or recommend how such accounts, records, documents, and systems shall be maintained.

        b. Upon receipt of necessary and appropriate information, instructions, accounts, records, and documents from the Trust, the Agent shall maintain and keep current and accurate the following books, accounts, records, journals, or other records of original entry, relating to the business of the Trust and each of the Funds and necessary or appropriate for compliance with applicable regulations, including Rule 31a-a and Rule 31a-2 of the 1940 Act, and as may be mutually agreed to between the Trust and the Agent:

  Cash Receipts
  Cash Disbursements
  Dividend Record
  Purchase and sales of Portfolio Securities
  Subscription and Redemption Journals
  Security Ledger
  Broker Ledger
  General Ledger
  Daily Expense Accruals
  Daily Interest Accruals
  Securities and Monies borrowed or loaned and collateral therefore
  Trial Balances.

        c. Unless appropriate information necessary to perform the above functions is furnished to the Agent in a timely manner, the Agent shall incur no liability to the Trust or any other person. The Agent shall promptly notify the Trust in writing of any discrepancy, error or non-compliance in items (1) through (12) in Section 2 b., above, of which the Agent has knowledge.

        d. It shall be the responsibility of the Trust promptly to furnish the Agent with the declaration, record and payment dates and amounts of any dividends or income and any other special actions taken concerning the portfolio securities of each of the Funds.

        e. The Agent shall maintain all accounts and records mentioned above as required by regulation and as agreed upon between the Trust and the Agent.

3. Accounting Entries and Confirmations

        Upon receipt by the Agent of written or oral instructions from the Trust, the Agent shall make proper accounting entries in accordance with Generally Accepted Accounting Principles and regulations of the Commission. The Trust shall direct that each broker-dealer, or other person through whom a transaction has occurred, shall send a confirmation thereof to the Agent. The Agent shall verify this confirmation against the written or oral instructions when received from the Trust and forward the confirmation to the Trust’s custodian (the “Custodian”). The Agent shall promptly notify the Trust of any discrepancy between the confirmation and the Trust’s written instructions when received from the Trust but shall incur no responsibility or liability for such discrepancy. The Trust shall cause any necessary corrections to be made and shall advise the Agent and the Custodian accordingly.

4. Calculation Of Net Asset Value

        a. The Agent shall calculate the Trust's net assets value for each of the Funds in accordance with the Trust's currently-effective prospectuses, once daily.

        b. The Agent shall prepare and maintain a daily evaluation of securities for which market quotations are available by the Agent’s use of Bloomberg and ILX quotation services; all other securities shall be evaluated in accordance with the Trust’s written instructions, and the Agent shall be no responsibility or liability for the accuracy of the information supplied by the Trust or provided in the written instructions.

        c. The Trust assumes all responsibility for computation of "amortized cost," valuation of securities, and all valuations not ascertainable solely by mechanical procedures.

5. Statements From Custodian

        At the end of each month, the Agent shall obtain from the Custodian a monthly statement of cash and portfolio transactions, which shall be reconciled with the Agent’s accounts and records maintained for the Trust. The Agent shall report any discrepancies to the Custodian, and shall report any unreconciled items to the Trust.

6. Daily And Periodic Reports

        The Agent shall supply daily and periodic reports to the Trust, as required by law or regulation, and as requested by the Trust and agreed upon the Agent.

7. Reports And Confirmations To The Trust’s Transfer Agent

        a. The Trust shall report and confirm to the Trust’s transfer agent (the “Transfer Agent”) the purchases and redemptions for each of the Funds of which the Trust is aware. The Agent shall obtain from the Transfer Agent daily reports of Share purchases, redemptions, and total Shares outstanding for each of the Funds.

        b. The Agent shall reconcile outstanding Shares for each of the Funds with the Transfer Agent periodically and certify at least monthly to the Trust the reconciled Share balance outstanding for each of the Funds.

8. Review Of Accounts And Records Of The Trust

        The accounts and records of the Trust maintained by the Agent shall be the property of the Trust, and shall be made available to the Trust, within a reasonable period of time, upon demand. The Agent shall assist the Trust’s independent auditors, and, upon approval of the Trust, or upon demand by any governmental or quasi-governmental entity, assist any such entity in any requested review of the Trust’s accounts and records, but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Trust of the necessary information, the Agent shall supply the necessary data for the Trust’s completion of any necessary tax returns, questionnaires, periodic reports to shareholders, and such other reports and information requests as the Trust and the Agent shall agree upon from time to time.

9. Uniform Procedures

        The Agent and the Trust, from time to time, may adopt uniform or standard procedures, and the Agent may conclusively assume that any procedure approved by the Trust, or directed by the trust, does not conflict with or violate any requirements of the Trust’s prospectuses, the Trust ByLaws, or other governing documents of the Trust, or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible to notify the Agent of any changes in the Trust’s By-Laws or in regulations or rules which might necessitate changes in the Agent’s procedures.

10. Reliance

        The Agent may rely upon the advice of the Trust and upon statements of the Trust’s accountants and other persons believed by the Agent in good faith to be expert in matters upon which such persons are consulted, and the Agent shall not be liable for any actions taken in good faith upon such statements.

11.Indemnification And Liability

        a. The Agent shall not be liable for any action taken in good faith reliance upon any authorized oral instructions, any written instructions, any certified copy of any resolution of the Trustees of the Trust, or any other document reasonably believed by the Agent to be genuine and to have been executed or signed by the proper person or persons. The Trust will send written instructions to confirm oral instructions, and the Agent will compare the written instructions against the oral instructions previously furnished. The Agent will inform the Trust promptly of any noted discrepancy.

        b. The Agent shall not be held to have notice of any change or lack of authority of any officer, employee, or Agent of the Trust until receipt of written notification thereof by the Trust.

        c. The Trust shall indemnify the Agent and hold the Agent harmless from and against all actions, suits, and claims whether groundless or otherwise, arising directly or indirectly out of or in connection with the Agent’s performance under this Agreement and from and against any and all losses, damages, costs, charges, attorneys’ and accountants’ fees, payments, expenses, and liabilities incurred by the Agent in connection with any such action, suit, or claim unless caused by the Agent’s breach of this Agreement, negligence, or willful misconduct. The Trust shall not be liable under this indemnification provision with respect to any claim made against the Agent unless the Agent shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Agent (or after the Agent shall have received notice of such service on any designated Agent), but failure to notify the Trust of any such claim shall not relieve the Trust from any liability which the Trust may have to the Agent against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Agent, the Trust shall be entitled to participate, at its own expense, in the defense of such action. The Trust also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Trust to such party of the Trust’s election to assume the defense thereof, the Agent shall bear the fees and expenses of any additional counsel retained by the Agent, and the Agent will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. The Agent will promptly notify the Trust of the commencement of any litigation or proceedings against the Agent in connection with the Shares or the operations of the Funds.

        d. The Agent shall indemnify the Trust and hold the Trust harmless from all actions, suits, damages, claims, demands, losses, and liabilities (including reasonable attorneys’ and accountants’ fees and expenses) incurred or assessed against the Trust arising directly or indirectly from the Agent’s negligence, wilful misconduct, or breach of this Agreement. The Agent shall not be liable under this indemnification provision with respect to any claim made against the Trust unless the Trust shall have notified the Agent in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Trust (or after the Trust shall have received notice of such service on any designated Agent), but failure to notify the Agent of any such claim shall not relieve the Agent from any liability which it may have to the Trust against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Trust, the Agent shall be entitled to participate, at its own expense, in the defense of such action. The Agent also shall be entitled to assume the defense hereof, with counsel satisfactory to the party named in the action. After notice from the Agent to such party of the Agent’s election to assume the defense thereof, the Trust shall bear the fees and expenses of any additional counsel retained by the Trust, and the Agent will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. The Trust will promptly notify the Agent of the commencement of any litigation or proceedings against the Trust in connection with the Shares or the operations of the Funds.

        e. The shareholders, Trustees, officers, employees, and agents of the Trust shall not be personally bound by or liable hereunder, nor shall resort be had to such person’s private property for the satisfaction of any obligation or claim hereunder as provided for in the Trust’s By-Laws.

12. Compensation

        The Trust agrees to pay the Agent compensation for its services and to reimburse the Agent for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Trust and the Agent.

13. Days of Business

        Nothing contained in this Agreement is intended to or shall require the Agent, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the New York Stock Exchange is open for business.

14. Term of Agreement

        This Agreement shall become effective as of the date the Trust commences its investment operations and shall continue for an initial two-year term and shall continue automatically from year-to-year thereafter unless terminated in accordance with the provisions of Section 15 of this Agreement.

15. Termination

        This Agreement may be terminated, without the payment of any penalty, by either party hereto upon at least ninety (90) days written notice to the other party. Any termination by the Trust will be pursuant to a vote of a majority of the Trustees.

16. Notices

        a. Communications to the Agent shall be addressed to:

PADCO Service Company, Inc.
6116 Executive Boulevard
Suite 400

Rockville, MD 20852-4921

ATTENTION: President

        b. Communications to the Trust shall be addressed to:

Rydex Dynamic Funds
6116 Executive Boulevard
Suite 400

Rockville, MD 20852-4921

ATTENTION: President

        c. In the event of a change of address, communications will be addressed to such new address as designated in a written notice from the Trust or the Agent, as the case may be. All communications addressed in the above manner and by registered mail or delivered by hand will be sufficient under this Agreement.

17. Governing Law

        This Agreement is governed by the laws of the State of Maryland (without reference to such state's conflict of law rules).

18. Counterparts

        This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

19. Binding Effect and Assignment

        This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Agent, or by the Agent without the written consent of the Trust, in each case authorized or approved by a resolution of the Trustees of the Trust.

20. Amendment, Modification, and Waiver

        No term or provision of this Agreement may be amended, modified, or waived without the affirmative vote or action by written consent of the Agent and the Trust.

        IN WITNESS WHEREOF, the Agent and the Trust have executed this Agreement as of the date first written above.

RYDEX DYNAMIC FUNDS
By: /s/Albert P. Viragh, Jr.
Albert P. Viragh, Jr.
President

PADCO SERVICE COMPANY, INC.
By: /s/Albert P. Viragh, Jr.
Albert P. Viragh, Jr.
President

Page:Schedule A

SCHEDULE A

PADCO SERVICE COMPANY, INC.

FEE SCHEDULE FOR ACCOUNTING SERVICES

RYDEX DYNAMIC FUNDS - Each Separate Fund

        A.            ANNUAL FEE - (Based upon average net assets - payable monthly) shall be:

Basis Point Fee
10 Basis Points on first $30 million of assets 5 Basis Points on next $20 million of assets 3 Basis Points on next $50 million of assets 2 Basis Points on assets over $100 million
B.	In addition, all out-of-pocket expenses shall be separately charged, shall include but not be limited to: printed forms, postage, overnight mail and telephone expense.
C.	PADCO Service Company, Inc. warrants that the above rates of compensation are guaranteed for a two-year period. At that time, the Trust acknowledges that the Agent has the right to revise the Agent's compensation schedule.